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FIRST QUARTER 2015
INVESTOR PRESENTATION
RETAIL SECURITIZATION

FREE WRITING PROSPECTUS

Registration Statement No. 333-189385

Ford Credit Auto Receivables Two LLC (the "depositor")

Ford Credit Auto Owner Trusts (the "issuer")

This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-866-669-7629.

RETAIL SECURITIZATION
OVERVIEW

- Ford Credit has been originating retail installment contracts for over 50 years and has been securitizing its retail contracts since 1988
- Ford Credit has had an active publicly registered securitization program for retail installment sale contracts since 1989 and has issued asset-backed securities in more than 65 transactions under this program
- Ford Credit offers retail asset-backed securities through various channels:
  - Public transactions
  - Rule 144A transactions
  - Other private transactions
- Collateral composition has trended in line with the industry and Ford Credit's strategic focus -- we securitize what we originate
- Structural elements have remained consistent over time -- same structure in place for over 15 years

RETAIL SECURITIZATION
BUSINESS UPDATE

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Number of Receivables Originated (000)


519
575
658
714
765
569
641
2009
2010
2011
2012
2013
Sep-13 YTD
Sep-14 YTD

Source: FCAOT 2014-C Prospectus Supplement

U.S. Financing Share *
Retail Installment and Lease


29%
32%
36%
38%
40%
39%
46%
2009
2010
2011
2012
2013
Sep-13 YTD
Sep-14 YTD

* Data included Ford, Lincoln and Mercury brands only

Source: Ford Credit 10-K and 10Q

- **Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles**
- **The increase in origination volumes starting in 2010 reflects an increase in Ford's sales and Ford Credit's financing share**
- **Recent increases in financing share have been driven primarily by the availability of Ford-sponsored marketing programs that favor Ford Credit**

RETAIL SECURITIZATION
PORTFOLIO CREDIT METRICS


Weighted Average FICO® at Origination
719
721
730
730
734
733
735
2009
2010
2011
2012
2013
Sep 2013 YTD
Sep 2014 YTD


Average Net Loss on Charged-Off Contracts
$5,249
$3,047
$2,351
$2,197
$2,798
$2,458
$2,889
2009
2010
2011
2012
2013
Sep 2013 YTD
Sep 2014 YTD


Repossessions as a % of the Average Number of Contracts Outstanding
3.12%
2.54%
2.05%
1.54%
1.37%
1.39%
1.22%
2009
2010
2011
2012
2013
Sep 2013 YTD
Sep 2014 YTD


Net Losses as a % of the Average Portfolio Outstanding
1.53%
0.74%
0.45%
0.30%
0.33%
0.29%
0.29%
2009
2010
2011
2012
2013
Sep 2013 YTD
Sep 2014 YTD

Source: FCAOT 2014-C Prospectus Supplement

RETAIL SECURITIZATION
SECURITIZATION POOL CHARACTERISTICS

Weighted Average FICO®



740
730
720
710
700
2010-A
2010-B
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C

Memo: FICO® less than 650	18%	19%	18%	16%	17%	19%	19%	19%	18%	18%	18%	18%	17%	18%	17%

% of Contracts > 60 Month Original Term



45%
40%
35%
2010-A
2010-B
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C

New/Used



100%
80%
60%
40%
20%
0%
2010-A
2010-B
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
New
Used

Car/ Light Truck/Utility



100%
80%
60%
40%
20%
0%
2010-A
2010-B
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
Car
Light Truck
Utility
Other*

* Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize

Source: Prospectus Supplements for referenced FCAOT transactions

RETAIL SECURITIZATION
POOL PERFORMANCE: DELINQUENCIES



Pools >3.0% 61+ Day Delinquency: 2006-B, C
2007-A
2008-B, C
60+ Day Delinquency Ratio
Period (Months)
2002-A
2002-B
2002-C
2002-D
2003-A
2003-B
2004-A
2005-A
2005-B
2005-C
2006-A
2006-B
2006-C
2007-A
2007-B
2008-A
2008-B
2008-C
2009-A
2009-B
2009-C
2009-D
2009-E
2010-A
2010-B
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C

RETAIL SECURITIZATION
POOL PERFORMANCE: CUMULATIVE NET LOSSES



Pools >2.0% Cumulative Net Losses: 2006-B, C
2007-A
2008-B, C
Cumulative Net Loss Ratio
4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
0 3 6 9 12 15 18 21 24 27 30 33 36 39 42 45 48 51 54 57 60
Period (Months)
02-A
02-B
02-C
02-D
03-A
03-B
04-A
05-A
05-B
05-C
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C
12-D
13-A
13-B
13-C
13-D
14-A
14-B
14-C

Over 10 Years Of Consistent Performance Through Multiple Cycles

RETAIL SECURITIZATION
TRANSACTION STRUCTURE



% of Initial Adjusted Pool Balance
Class A Notes ("AAA") 95.0%
Class B Notes ("AA") 3.0%
Class C Notes ("A") 2.0%
Class D Notes ("BBB") 2.0%
Reserve Account 0.5%
Excess Spread (per annum) ~4.0%
Initial Negative Overcollateralization (2.0)%
Total Class A* Enhancement
~9.5%

- Consistent structure for more than 15 years
- Credit enhancements in our retail securitization programs are:
  - Subordination of junior notes
  - Cash reserve
  - Excess spread (used to build target overcollateralization)
- Senior / subordinate, sequential pay structure

* FCAOT 2014-C: Class A Total Enhancement: 9.76%, comprised of 5.50% hard enhancement and 4.26% excess spread

RETAIL SECURITIZATION
BREAK-EVEN ANALYSIS FOR CLASS A NOTES

Break-Even for FCAOT 2014-C Compared With Historical Pool Losses



Illustration: Approximate Break-Even Cumulative Net Loss for 2014-C: 12.1%*
Cumulative Net Loss Ratio
14%
12%
10%
8%
6%
4%
2%
0%
0
3
6
9
12
15
18
21
24
27
30
33
36
39
42
45
48
51
54
57
60
Period (Months)
01-A
01-B
01-C
01-D
01-E
02-A
02-B
02-C
02-D
03-A
03-B
04-A
05-A
05-B
05-C
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C
12-D
13-A
13-B
13-C
13-D
14-A
14-B
14-C

* S&P FCAOT 2014-C Pre-Sale Report

ORIGINATION AND SERVICING STRATEGIES

ORIGINATION STRATEGY
ORIGINATE



• Buy it Right
• Operate Efficiently
• Collect Effectively
Originate
Service
Fund
• Fund Efficiently
• Manage Risks

- **Support Ford Motor Company brands**
- **Build strong relationships with dealers**
- **Segment credit applicants and price for risk**
- **Use robust credit evaluation and verification process**
- **Ensure efficient use of capital**

ORIGINATION STRATEGY
ORIGINATION TECHNOLOGY

- **Ford Credit's strategy is supported by a proprietary origination system**
  - **Analyzes several factors for each credit application**
  - **Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change**
- **Credit application process**
  - **Dealers submit credit applications electronically to Ford Credit**
  - **The system automatically obtains a credit report for the applicant and any co-applicant**
    - » **In the U.S., Ford Credit generally selects a credit bureau based upon its assessment of which credit bureau provides the most accurate and complete credit report for the applicant's geographic area**
  - **The system automatically completes compliance and other checks, including fraud alerts, ID variation or if the applicant is a current or former customer**
  - **Ford Credit communicates credit decisions electronically to dealers**

ORIGINATION STRATEGY
ORIGINATION SCORING MODELS

- Ford Credit's proprietary origination scoring models assess the creditworthiness of an applicant using a number of variables, including information from the credit application, the proposed contract terms, credit bureau data and other information, including:
  - Financing product (retail, lease)
  - Contract characteristics (loan-to-value, term, payment)
  - Other factors (payment-to-income, employment history, financial stability and capacity to pay)
- Output of the origination scoring models is a proprietary risk rating referred to as Probability of Payment (POP)
  - The origination scoring models build on the predictive power of credit bureau and credit application data
  - Internal studies show that POP is more effective than credit bureau data alone
- Ford Credit classifies offerings into various categories that determine which origination scoring model is used
- Scoring model categories include:
  - Customer (individual, business entity)
  - Credit bureau data
  - Financing product (retail, lease)
  - Vehicle (new, used)

ORIGINATION STRATEGY

ORIGINATION SCORING MODELS DEVELOPMENT AND MAINTENANCE

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- Origination scoring models are developed internally by Ford Credit's analytics team using statistical analysis of the contract characteristics and performance of Ford Credit's retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant's probability of fully paying the amount due under the contract
- Ford Credit regularly monitors the origination scoring models to ensure the statistical predictability of the variables and confirm the continued business significance
  - Origination scoring model performance review
  - Global Scorecard Cycle Plan Committee review
- In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include:
  - Uniformly changing the overall credit score
  - Modifying the weighting of selected variables

Scoring Models	Launch Date
Consumer	December 2013
Commercial	November 2011
Commercial Line of Credit	May 2012

ORIGINATION STRATEGY
PURCHASING GUIDELINES AND CONTROL PROCESSES

- Ford Credit has origination policies and procedures that leverage technology to ensure consistent credit decisions
  - Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts
  - Risk factor guidelines provide a framework for credit application evaluation criteria including loan-to-value and payment-to-income
  - Procedures are established for verification of income, employment and residency
- Purchase quality guidelines are used to manage the overall quality of the portfolio
- Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing standards
- Quarterly Risk Management portfolio performance analysis

These Capabilities Enable Early Detection Of Portfolio Performance

SERVICING STRATEGY
SERVICE



• Buy it Right
• Operate Efficiently
• Collect Effectively
Originate
Service
Fund
• Fund Efficiently
• Manage Risks

- **Ford Credit has a world-class servicing organization**
- **Credit losses are an expected part of the business**
- **The objective is to collect within the contract's loss expectation while managing costs**
- **Customer and dealer satisfaction are critical**

SERVICING STRATEGY
AUTO-DIALER


Account Status Changes
Receivables System
Two-way Feedback Loop
Behavior Scoring Model
Early Stage
Late Stage
Establish "Best-Time-To-Call Strategy"
Roll Out "Strategy" In Small Increments
Call Results / Campaign Statistics
Auto-Dialer

Behavior Scoring Model
- All Accounts Assigned Probability Of Default On Due Date
- Identify Accounts to Call

SERVICING STRATEGY
BEHAVIOR SCORING MODELS

- Ford Credit's proprietary behavior scoring models assess the risk of a customer defaulting using a number of variables, including origination characteristics, customer history, payment patterns and updated credit bureau data
- Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD)
  - Contracts are scored monthly on their due date to get an updated POD
- Ford Credit's behavior scoring models differ based on contract characteristics and performance
- Before a behavior scoring model is applied, Ford Credit classifies each customer account to determine which model is used
- Scoring model categories include:
  - Financing product (retail, lease)
  - Customer (individual, business entity)
  - Delinquency level (current, due date delinquent, 30 days past due)

SERVICING STRATEGY

BEHAVIOR SCORING MODELS DEVELOPMENT AND MAINTENANCE

Ford Go Further

- Scoring models are developed internally by Ford Credit's analytics team using statistical analysis of the contract characteristics and performance of Ford Credit's retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer's probability of default in the near term
- Ford Credit regularly monitors the behavior scoring models to ensure the statistical predictability of the variables and confirm the continued business significance
  - Behavior scoring model performance review
  - Global Scorecard Cycle Plan Committee review
- Scoring models are redeveloped as predictive measures change or as new data attributes become available

Scoring Models	Launch Date
Consumer	September 2013
Commercial	January 2013

SERVICING STRATEGY
RISK SEGMENTATION

- **Segmentation allows the matching of the account risk with the appropriate collection strategy**
- **POD is the primary driver in determining risk segmentation**
- **Segmentation establishes:**
  - **Assignment issuance timing**
  - **Follow-up intensity**
  - **Assignment transfers from an early stage delinquency to a late stage delinquency strategy**
- **Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time**


HIGH RISK
LOW RISK
EARLIER
ASSIGNMENT TIMING
LATER
HIGHER
FOLLOW-UP INTENSITY
LOWER
EARLIER
MOVE TO LATE STAGE COLLECTIONS
LATER

RETAIL APPENDIX

RETAIL SECURITIZATION
FORD CREDIT'S U.S. RETAIL AUTO RECEIVABLES

- Ford Credit's U.S. retail auto receivables are ideally suited for securitization, including a revolving term ABS structure
  - Consistent origination and servicing practices
  - Consistent collateral composition
  - Consistent loss performance

Historical Cumulative Net Loss Ratio – 38 Transactions From 2002 To 2014



4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
0 5 10 15 20 25 30 35 40 45 50 55 60
Months

Weighted Average FICO® – 38 Transactions From 2002 To 2014



750
730
710
690
670
650
2002-A 2002-B 2002-C 2002-D 2003-A 2003-B 2004-A 2005-A 2005-B 2005-C 2006-A 2006-B 2006-C 2007-A 2007-B 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2012-C 2012-D 2013-A 2013-B 2013-C 2013-D 2014-A 2014-B 2014-C

Memo:

	2008-A	2008-B	2008-C	2009-A	2009-B	2009-C	2009-D	2009-E	2010-A	2010-B	2011-A	2011-B	2012-A	2012-B	2012-C	2012-D	2013-A	2013-B	2013-C	2013-D	2014-A	2014-B	2014-C
FICO® less than 650 since 2008	20%	21%	22%	23%	22%	20%	18%	18%	18%	19%	18%	16%	17%	19%	19%	19%	18%	18 %	18%	18%	17%	18%	17%

RETAIL SECURITIZATION
COLLATERAL POOL COMPARISON

- **Retail securitization collateral characteristics are consistent across Ford Credit's recent U.S. public retail ABS transactions**

Term	FORDO 2014-C	FORDO 2014-B	FORDO 2014-A
Initial Pool Balance	$1,673,565,407	$1,648,176,733	$1,646,197,310
Number of Receivables	76,623	81,628	72,484
Average Principal Balance	$21,842	$20,191	$22,711
Wt. Ave. APR	3.73%	4.02%	4.23%
Wt. Ave. Original Term	63.4 months	63.1 months	62.7 months
Wt. Ave. Remaining Term	54.8 months	52.2 months	55.3 months
Wt. Ave. Seasoning	8.5 months	10.9 months	7.3 months
% Original Term > 60 months	43.92%	42.82%	40.99%
Wt. Ave FICO® Score	731	726	728
% New	89.38%	88.78%	88.27%
% Car	25.77%	24.31%	21.56%
% Light Truck	44.22%	48.03%	51.14%
% Utility	29.10%	26.59%	26.11%
% Others	0.90%	1.07%	1.19%
Top 3 States	15.01% - Texas 8.90% - California 6.31% - Florida	15.66% - Texas 8.61% - California 6.44% - Florida	16.56% - Texas 8.26% - California 6.30% - Florida

RETAIL SECURITIZATION
NET LOSSES TO RECEIVABLES RATIO

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Total Ford Credit Retail Receivables Portfolio
Net Losses as % of Average Portfolio Outstanding*
4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
Sep 2014 YTD

* **Portfolio net losses: Net losses of the portfolio as a percentage of average portfolio outstanding (see Servicer – Delinquency, Repossession and Credit Loss Experience section of the Prospectus Supplement)**